EXHIBIT 99.2

SCHEDULE A

Transaction	Nature of	Nature of	Nature of Indirect		Weighted Average Price	Price Range
Date	Transaction	Ownership	Ownership	Quantity	Per Share*	Minimum	Maximum
July 1, 2026	Open Market Sale	Indirect	The Rocco A. Ortenzio Separate Descendants Trust FBO Robert Ortenzio	130,000	$30.4969	$29.45	$30.85
August 3, 2026	Open Market Sale	Indirect	The Rocco A. Ortenzio Separate Descendants Trust FBO Robert Ortenzio	130,000	$31.8412	$31.65	$32.04

*The Reporting Persons undertake to provide to the SEC staff, upon request, full information regarding the number of shares purchased at each price within the ranges set forth in the table above.